Exhibit 10.1
SECOND AMENDED AND RESTATED SUPPORT AGREEMENT
     This SECOND AMENDED AND RESTATED SUPPORT AGREEMENT, dated as of July 19, 2011 (this “Agreement”), is by and among Energy Transfer Equity, L.P., a Delaware limited partnership (“Parent”), Sigma Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub,” and together with Parent, the “Parent Parties”), George L. Lindemann, Dr. Frayda B. Lindemann, George L. Lindemann, Jr., Adam M. Lindemann, Sloan Lindemann Barnett, and Eric D. Herschmann (the “Stockholders”).
RECITALS:
     WHEREAS, the Parent Parties and the Stockholders entered into a Support Agreement on June 15, 2011 (the “Original Agreement”);
     WHEREAS, the Parent Parties and the Stockholders amended and restated the Original Agreement on July 4, 2011 by entering into an Amended and Restated Support Agreement (the “First Amended Agreement”);
     WHEREAS, the Parent Parties and the Stockholders wish to amend and restate the First Amended Agreement for the purpose of adding certain provisions thereto;
     WHEREAS, concurrently with the execution of this Agreement, the Parent Parties and Southern Union Company, a Delaware corporation (the “Company”), are entering into a Second Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving entity, and each share of common stock of the Company (“Company Common Stock”) will be converted into the right to receive the merger consideration specified therein; and
     WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner in the aggregate of, and has the right to vote and dispose of, the number of shares of Company Common Stock set forth opposite such Stockholder’s name on Schedule I hereto; and
     WHEREAS, as a material inducement to the Parent Parties to enter into the Merger Agreement, the Parent Parties have required that the Stockholders agree, and each Stockholder has agreed, to enter into this agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.
     NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
GENERAL

     Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.
     “Company Entity” means each of the Company and its Subsidiaries.
     “Covered Shares” means, with respect to each Stockholder, such Stockholder’s Existing Shares, together with any shares of Company Common Stock that such Stockholder acquires, either beneficially or of record, on or after the date hereof, including any shares of Company Common Stock received as dividends, as a result of a split, reverse split, combination, merger, consolidation, reorganization, reclassification, recapitalization or similar transaction or upon exercise of any option, warrant or other security or instrument exercisable, convertible or exchangeable into shares of Company Common Stock.
     “Existing Shares” means, with respect to each Stockholder, all shares of Company Common Stock owned, either beneficially or of record, by such Stockholder on the date of this Agreement.
     “Permitted Transfer” means a Transfer by a Stockholder (or an Affiliate thereof) to an Affiliate of such Stockholder, provided that such transferee Affiliate agrees in writing to assume all of such transferring Stockholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, and all other Covered Shares owned beneficially or of record from time to time by such transferee Affiliate, to the same extent as such Stockholder is bound hereunder.
     “Transfer” means, directly or indirectly, to sell, transfer, assign or otherwise dispose of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, conversion, assignment or other disposition of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).
ARTICLE 2
VOTING
     Section 2.1 (a) Agreement to Vote Covered Shares. Each Stockholder hereby irrevocably and unconditionally agrees that, during the term of this Agreement, at any meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company (or any class or subdivision thereof), the Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

     (i) appear at each such meeting or otherwise cause its Covered Shares to be counted as present thereat for purposes of calculating a quorum; and
     (ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares:
     (1) in favor of the approval or adoption of, or consent to, the Merger Agreement, any transactions contemplated by the Merger Agreement and any other action reasonably requested by Parent in furtherance thereof submitted for the vote or written consent of stockholders of the Company;
     (2) against the approval or adoption of (A) any Acquisition Proposal or any other action, agreement, transaction or proposal made in opposition to the approval of the Merger Agreement or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement, or (B) any action, agreement, transaction or proposal that is intended, or would reasonably be expected, to result in a material breach of any covenant, agreement, representation, warranty or any other obligation of the Company Parties contained in the Merger Agreement or of such Stockholder contained in this Agreement; and
     (3) against any action, agreement, transaction or proposal that is intended, would reasonably be expected, or the result of which would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement, including but not limited to the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement and actions requested or expressly permitted by Parent): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving a Company Entity; (B) a sale, lease or transfer of a material amount of assets of a Company Entity, or a reorganization, recapitalization, dissolution, liquidation or winding up of a Company Entity; (C) (1) any change in a majority of persons who constitute the Board of Directors of the Company as of the date hereof, except for changes requested or expressly permitted by Parent, (2) any change in the present capitalization of the Company or any amendment to any charter, bylaws, limited liability company agreement, limited partnership agreement or other company constituent document of any Company Entity, or (3) any other material change in a Company Entity’s organizational structure or business.
     (b) Agreement to Make Common Unit Election. Each Stockholder hereby irrevocably and unconditionally agrees to make a Common Unit Election (as defined in, and for purposes of, Section 2.1(a)(ii) of the Merger Agreement), with respect to all of its Covered Shares, in accordance with the election procedures set forth in Section 2.2 of the Merger Agreement, as promptly as practicable following its receipt of an Election Form with respect to its Covered Shares, and to cause such election to remain valid and effective at all times until and including the Effective Time. Each Stockholder understands and agrees that by making such Common Unit Election it will, subject to the terms and conditions of the Merger Agreement, be entitled to receive Common Units (and cash in lieu of fractional Common Units) in consideration for its Covered Shares, and that, except as set forth in Section 2.1(a)(ii) of the Merger Agreement, it will not be entitled to receive any cash consideration (other than cash in lieu of fractional Common Units) as consideration for its Covered Shares.
     Section 2.2 No Inconsistent Agreements. Each Stockholder hereby represents, covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to its Covered Shares (except pursuant to Section 2.3 hereof) and (c) has not taken and shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing in any material respect any of its obligations under this Agreement.
     Section 2.3 Proxy. In order to secure the obligations set forth herein, each Stockholder hereby irrevocably appoints Parent, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, in the event that such Stockholder does not comply with its obligations in Section 2.1, to vote or execute written consents with respect to such Stockholder’s Covered Shares in accordance with Section 2.1 hereof and with respect to any proposed postponements or adjournments of any meeting of the stockholders of the Company at which any of the matters described in Section 2.1 hereof are to be considered. Each Stockholder hereby affirms that this proxy is coupled with an interest and shall be irrevocable, except upon termination of this Agreement, and such Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to any of its Covered Shares. Parent may terminate this proxy with respect to any Stockholder at any time at its sole election by written notice provided to such Stockholder.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
     Section 3.1 Representations and Warranties of the Stockholders. Each Stockholder (except to the extent otherwise provided herein) hereby represents and warrants to the Parent Parties, severally for itself and with respect to its Covered Shares only, and not jointly with the other Stockholders or with respect to the Covered Shares of any other Stockholder, as follows:
     (a) Organization; Authorization; Validity of Agreement; Necessary Action. Such Stockholder has the requisite power and authority and/or capacity to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by such Stockholder of this Agreement and the performance by it of the obligations hereunder have been duly and validly authorized by such Stockholder and no other actions or proceedings are required on the part of such Stockholder to authorize the execution and delivery of this Agreement or the performance by such Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the Parent Parties, constitutes a legal, valid and binding agreement of such Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
     (b) Ownership. Such Stockholder is the record and beneficial owner of, and has good title to, its Existing Shares, free and clear of any Liens, except as may be provided for in this Agreement. All of such Stockholder’s Covered Shares from the date hereof through and on the Closing Date will be beneficially or legally owned by such Stockholder, except in the case of a Permitted Transfer of any Covered Shares (in which case this representation shall, with respect to such Covered Shares, be made by the transferee of such Covered Shares). Except as provided for in this Agreement, such Stockholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of such Stockholder’s Covered Shares at any time through the Closing Date, except in the case of a Permitted Transfer (in which case this representation shall, with respect to such Covered Shares, be made by the transferee of such Covered Shares). Such Stockholder does not, directly or indirectly, legally or beneficially own or have any option, warrant or other right to acquire any securities of a Company Entity that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of a Company Entity that are or may by their terms become entitled to vote, nor is such Stockholder subject to any contract, agreement, arrangement, understanding or relationship, other than this Agreement, that obligates it to vote, acquire or dispose of any securities of a Company Entity.
     (c) No Violation. Neither the execution and delivery of this Agreement by such Stockholder nor its performance of its obligations under this Agreement will (i) result in a violation or breach of, or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in the creation of any Lien (other than under this Agreement) upon any of the properties, rights or assets (including but not limited to its Existing Shares) owned by such Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which it or any of its respective properties, rights or assets may be bound, (ii) violate any Law applicable to such Stockholder or any of its properties, rights or assets, or (iii) result in a violation or breach of or conflict with its organizational and governing documents, except in the case of clause (i) as would not reasonably be expected to prevent or materially delay the ability of such Stockholder to perform its obligations hereunder.
     (d) Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary to be obtained or made by such Stockholder in connection with its execution, delivery and performance of this Agreement, except for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

     (e) Reliance by Parent. Such Stockholder understands and acknowledges that the Parent Parties are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of such Stockholder contained herein.
     (f) Adequate Information. Such Stockholder acknowledges that it is a sophisticated party with respect to its Covered Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon any of the Parent Parties and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that no Parent Party has made or is making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.
     Section 3.2 Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder that the execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the board of directors of the general partner of Parent. The Parent Parties acknowledge that no Stockholder has made and no Stockholder is making any representation or warranty of any kind except as expressly set forth in this Agreement.
ARTICLE 4
OTHER COVENANTS
     Section 4.1 Prohibition on Transfers, Other Actions.
     (a) Each Stockholder hereby agrees, except for a Permitted Transfer, not to (i) Transfer any of the Covered Shares, beneficial ownership thereof or any other interest therein, (ii) enter into any agreement, arrangement or understanding, or take any other action, that violates or conflicts with, or would reasonably be expected to violate or conflict with, or would reasonably be expected to result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any action that would restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be null and void.
     (b) Each Stockholder agrees that if it attempts to Transfer (other than a Permitted Transfer), vote or provide any other Person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, such Stockholder shall unconditionally and irrevocably (during the term of this Agreement) instruct the Company to not, (i) permit any such Transfer on its books and records, (ii) issue a book-entry interest or a new certificate representing any of the Covered Shares, or (iii) record such vote unless and until such Stockholder has complied in all respects with the terms of this Agreement.
     (c) Each Stockholder agrees that it shall not, and shall cause each of its controlled Affiliates to not, become a member of a “group” (as that term is used in Section 13(d) of the

Exchange Act) that such Stockholder or such Affiliate is not currently a part of and that has not been disclosed in a filing with the SEC prior to the date hereof (other than as a result of entering into this Agreement) for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.
     (d) Each Stockholder agrees not to knowingly take any action that would make any of its representations or warranties contained herein untrue or incorrect in any material respect or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting in any material respect its performance of its obligations under or contemplated by this Agreement.
     Section 4.2 Further Assurances. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things reasonably necessary to effectuate this Agreement.
     Section 4.3 Waiver of Appraisal Rights and Claims. Each Stockholder hereby waives any and all rights of appraisal or rights to dissent from the consummation of the Merger and any transactions contemplated by the Merger Agreement.
ARTICLE 5
NO SOLICITATION
     Section 5.1 No Solicitation. Prior to the termination of this Agreement, each Stockholder shall not, and shall cause its officers, employees, legal counsel, financial advisors, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly (a) solicit or initiate, or knowingly encourage or facilitate, any Acquisition Proposal or any inquiries regarding the submission of any Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or furnish any third party any confidential information regarding the Company or its Subsidiaries in response to or in connection with any Acquisition Proposal, or (c) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal; provided, however, notwithstanding anything in this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, the restrictions set forth in this Section 5.1 shall not apply to the Stockholders and their Representatives, including in their capacity as beneficial owners of the Covered Shares, to the extent that the Company and its Subsidiaries, and its and their Representatives, are permitted by the terms of Section 5.4(a) of the Merger Agreement to take such actions. Each Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any third party conducted prior to the date of this Agreement with respect to any Acquisition Proposal.
     Notwithstanding any provision in this Agreement to the contrary, the Stockholders have entered into this Agreement solely in their capacity as the beneficial owners of the Covered Shares, and nothing herein shall limit or effect any actions taken by any Stockholder or Representative of a Stockholder in such Stockholder’s or such Representative’s capacity as a director or officer of the Company. In addition, for purposes of this Agreement, the Company shall be deemed not to be an Affiliate of any of the Stockholders, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such), shall be deemed not to be a Representative of a Stockholder.
ARTICLE 6
MISCELLANEOUS
     Section 6.1 Termination. This Agreement shall remain in effect until the earliest to occur of (a) the Effective Time, (b) a Change of Recommendation in connection with an Intervening Event pursuant to Section 5.4 of the Merger Agreement, or (c) the valid termination of the Merger Agreement in accordance with its terms (including after any extension thereof), in which case this Agreement shall terminate and be of no further force and effect with respect to all parties hereto. The Parent may terminate this Agreement with respect to all or any portion of any Stockholder’s Covered Shares by delivering a written notice to such Stockholder stating the portion of such Stockholder’s Covered Shares with respect to which this Agreement is terminated (in which case such Stockholder’s obligations hereunder shall terminate only with respect to the portion of its Covered Shares so identified). Nothing in this Section 6.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.
     Section 6.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any Parent Party any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefit relating to the Covered Shares of any Stockholder shall remain vested in and belong to such Stockholder, and Parent shall have no authority to direct such Stockholder in the voting or disposition of any of its Covered Shares, except as otherwise provided herein.
     Section 6.3 Publicity. Each Stockholder hereby permits Parent and the Company to include and disclose in the Proxy Statement, and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s commitments, arrangements and understandings pursuant to this Agreement. Parent and the Company hereby permit each Stockholder to disclose this Agreement and the transactions contemplated by the Merger Agreement in any reports required to be filed by such Stockholder or any of its Affiliates under Sections 13(d) and 16 of the Exchange Act.
     Section 6.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by facsimile or email (upon telephonic confirmation of receipt) or on the first Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     If to Parent or Merger Sub, to:
Energy Transfer Equity, L.P.
3738 Oak Lawn Avenue
Dallas, TX 75219
Attention: John McReynolds
Facsimile: (214) 981-0706
Email: tom.mason@energytransfer.com
     with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
717 Texas Avenue, 16th Floor
Houston, Texas 77002
Attention: William N. Finnegan, Esq.
                   Sean T. Wheeler, Esq.
Fax: 713-546-5401
Email: bill.finnegan@lw.com
            sean.wheeler@lw.com
     If to any Stockholder, to the address set forth below such Stockholder’s name on Schedule I hereto.
     Section 6.5 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.
     Section 6.6 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     Section 6.7 Entire Agreement. This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreement, together with the schedule annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.
     Section 6.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

     (a) THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW). THE DELAWARE COURT OF CHANCERY (AND IF THE DELAWARE COURT OF CHANCERY SHALL BE UNAVAILABLE, ANY DELAWARE STATE COURT AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE) WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH DISPUTE, IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY DELIVERY IN ANY METHOD CONTEMPLATED BY SECTION 6.4 HEREOF OR IN ANY OTHER MANNER AUTHORIZED BY LAW, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.
     (b) THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.
     Section 6.9 Amendment; Waiver. The obligations of any Stockholder hereunder may not be modified or amended except by an instrument in writing signed by Parent and by each Stockholder with respect to which such modification or amendment will be effective. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the party benefiting from such waiver. No amendment or waiver shall be permitted or effective without the prior written consent of the Company.
     Section 6.10 Remedies. The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 6.1 hereof, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the parties hereto hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The parties further agree that, by seeking the remedies provided for in this Section 6.10, no party hereto shall in any respect waive its right to seek any other form of relief that may be available to it under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 6.10 are not available or otherwise are not granted.
     Section 6.11 Severability. To the fullest extent permitted by law, any term or provision of this Agreement, or the application thereof, that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is illegal, void, invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any illegal, void, invalid or unenforceable term or provision with a term or provision that is legal, valid and enforceable and that comes closest to expressing the intention of the illegal, void, invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. To the fullest extent permitted by law, in the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the original economic, business and other purposes of such invalid or unenforceable term as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 6.12 Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the actions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.
     Section 6.13 Successors and Assigns; Third Party Beneficiaries.
     (a) Except in connection with a Permitted Transfer, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto

(whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may transfer or assign their rights and obligations under this Agreement, in whole or in part or from time to time in part, to one or more of their Affiliates at any time. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     (b) Other than the Company with respect to Section 6.3 hereof, this Agreement is not intended to and shall not confer upon any Person (other than the parties hereto) any rights or remedies hereunder.
[Signature pages follow.]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT: ENERGY TRANSFER EQUITY, L.P.
By:	LE GP, LLC, its general partner

By:
	Name:	John McReynolds
	Title:	President and Chief Financial Officer

MERGER SUB: SIGMA ACQUISITION CORPORATION
By:
	Name:	John McReynolds
	Title:	President and Chief Financial Officer

[Signature Page of Parent and Merger Sub to Second Amended and Restated Support Agreement]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
STOCKHOLDERS:

/s/ George L. Lindemann	/s/ Eric D. Herschmann

GEORGE L. LINDEMANN	ERIC D. HERSCHMANN

/s/ Dr. Frayda B. Lindemann	/s/ Adam M. Lindemann

DR. FRAYDA B. LINDEMANN	ADAM M. LINDEMANN

/s/ George L. Lindemann, Jr.	/s/ Sloan Lindemann Barnett

GEORGE L. LINDEMANN, JR.	SLOAN LINDEMANN BARNETT
[Signature Page of Stockholders to Second Amended and Restated Support Agreement]

Schedule I

		Shares of Company Common Stock Held
Stockholder	Address	Beneficially or of-Record*
George L. Lindemann	1565 North Ocean Way	Shares: 4,485,628**
	Palm Beach, Florida 33480	Options: 1,888,162

Eric D. Herschmann	3333 Allen Parkway #2207	Shares: 555,091***
	Houston, Texas 77019	Options: 1,185,768

Dr. Frayda B. Lindemann	1565 North Ocean Way Palm Beach Florida, Florida 33480	3,289,220

George L. Lindemann, Jr.	1736 West 28th Street Miami, FL 33141	3,365,500

Adam M. Lindemann	77 East 77th Street New York, NY 10075	2,000,000 (approximate; +/- not more than 100,000 shares)

Sloan Lindemann Barnett	2920 Broadway Street San Francisco, CA 94115	3,369,667

*-	As of June 14, 2011, Southern Union Company had 124,721,110 shares of common stock issued and outstanding. As of June 14, 2011, the shares represented on the chart above represent approximately 13.43% of the issued and outstanding shares of common stock of Southern Union Company. The options and non-expired/lapsed restricted shares awarded to Messrs. Lindemann and Herschmann have not been included in the foregoing calculation as they are not able to be voted at this time.

**-	Included in this number are 144,888 shares held in the Southern Union Company Supplemental Deferred Compensation Plan and 29,870 shares in the Southern Union 401(k) Savings Plan as of December 31, 2010. Included in this number are 69,513 restricted shares awarded to Mr. Lindemann under the Southern Union Company Third Amended and Restated 2003 Stock and Incentive Plan for which restrictions have not otherwise lapsed/expired. The options and unlapsed/unexpired restricted shares are not able to be voted at this time.

***-	Included in this number are 251,308 restricted shares awarded to Mr. Herschmann under the Southern Union Company Third Amended and Restated 2003 Stock and Incentive Plan for which restrictions have not otherwise lapsed/expired. The options and unlapsed/unexpired restricted shares are not able to be voted at this time.
[Schedule I to Support Agreement]